Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

DUCHOSSOIS INDUSTRIES, INC. ANNOUNCES EARLY TERMINATION
OF HART-SCOTT-RODINO ANTITRUST WAITING PERIOD

        Elmhurst, Illinois (March 1, 2005)—Duchossois Industries, Inc. ("DII") announced today that the Federal Trade Commission and the United States Department of Justice, Antitrust Division, have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the tender offer by Amherst Acquisition Co., a wholly-owned subsidiary of one of DII's affiliates, Thrall Omni Company, Inc., for all outstanding shares of common stock of AMX Corporation.

# # #

Contact: Robert L. Fealy, Chief Financial Officer (630-530-6103)

About Duchossois
DUCHOSSOIS INDUSTRIES, INC. ("DII"), a privately held company headquartered in Elmhurst, Illinois, a suburb of Chicago, holds interests in a diversified portfolio of companies, including The Chamberlain Group, Inc. (consumer and commercial access control products), Chamberlain Manufacturing Company (defense products), Thrall Investment Group of Companies (investments) and Duchossois Technology Partners (venture capital). DII also holds strategic interests in Churchill Downs, Inc. (CHDN) and Trinity Industries, Inc. (TRN).